Marvell Expands Strategic Collaboration with AWS to Enable Accelerated Infrastructure for AI in the Cloud • AWS expands supplier relationship with Marvell for AI and data center connectivity products. • Marvell expands relationship with AWS for electronic design automation (EDA) in the cloud to deliver its silicon solutions. SANTA CLARA, Calif. – December 2, 2024– Marvell Technology, Inc. (NASDAQ: MRVL), a leader in data infrastructure semiconductor solutions, announced today the expansion of their strategic relationship with Amazon Web Services (AWS) through a five-year, multi-generational agreement that includes collaboration across multiple AWS products and the use of AWS cloud infrastructure, underscoring their shared commitment to driving innovation and excellence in accelerated infrastructure. This agreement covers a broad range of data center semiconductors from Marvell, including the supply of custom AI products, optical digital signal processors (DSPs), active electrical cable (AEC) DSPs, PCIe retimers, data center interconnect (DCI) optical modules and Ethernet switching silicon solutions. Marvell’s pioneering role in essential silicon technologies enhances AWS to continue to advance their data center compute, networking and storage offerings, allowing AWS and their customers to achieve greater efficiency, lower total cost of ownership, and faster time to market. Marvell has embraced a cloud-first approach by collaborating with AWS for electronic design automation (EDA) in the cloud. This relationship enables Marvell to accelerate silicon design with the advanced and scalable compute capabilities of AWS. The bursty nature of advanced node silicon design workloads is optimally addressed by the virtually unlimited scale and elasticity enabled by AWS compute infrastructure. By leveraging AWS’s capabilities, Marvell will parallelize additional design tasks, empowering its engineering teams with greater infrastructure resources and flexibility to handle dynamic compute requirements and accelerate time-to-market for its products. “Strengthening our partnership with AWS marks a significant milestone for Marvell, deepening our long-standing relationship in cloud computing and data center semiconductors.” said Matt Murphy, Chairman and CEO at Marvell. “AWS's EDA solutions will help Marvell rapidly and securely scale our silicon design process and capabilities to deliver industry-leading accelerated infrastructure with best-in-class time to market.” “Building a cost and power efficient cloud at the scale that only AWS can deliver begins with leading-edge semiconductors designed to meet the demanding infrastructure needs of our customers,” said Matt Garman, CEO at AWS. “Our expanded collaboration with Marvell enables us to deploy our comprehensive semiconductor portfolio and specialized networking hardware to advance our mission to provide the industry’s most robust and scalable cloud and AI services to our customers” About Marvell To deliver the data infrastructure technology that connects the world, we’re building solutions on the most powerful foundation: our partnerships with our customers. Trusted by the world’s leading technology companies for over 25 years, we move, store, process and secure the world’s data with semiconductor solutions designed for our customers’ current needs and future ambitions. Through a process of deep collaboration and transparency, we’re ultimately changing the way tomorrow’s enterprise, cloud, automotive, and carrier architectures transform—for the better. ### Marvell and the M logo are trademarks of Marvell or its affiliates. Please visit www.marvell.com for a complete list of Marvell trademarks. Other names and brands may be claimed as the property of others. For further information, contact: Kim Markle pr@marvell.com